Exhibit 3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-12036, 333-12050, 333-13052, 333-13112, 333-13176, 333-14144, 333-110953 and 333-117922 on Form S-8 and No. 333-171806 on Form F-3, and to the use of our reports dated December 1, 2011 relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada’s internal control over financial reporting appearing in this Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2011.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants

Toronto, Canada
December 2, 2011